Exhibit 10.58

LIMITED LIABILITY COMPANY AGREEMENT

OF

DOD, LLC

(A CALIFORNIA LIMITED LIABILITY COMPANY)

DATED AS OF January 11, 2007

LIMITED LIABILITY COMPANY AGREEMENT

OF

DOD LLC

LIMITED LIABILITY COMPANY AGREEMENT OF DOD LLC (the “Company”), dated as of the 11th day of January 2007, by the Person(s) listed in Exhibit A hereto, the “Member,” and together with any other Member which may subsequently be admitted to the Company pursuant to the terms of this Agreement, the “Members.” Members’ and other Persons’ contributions and Percentage Interests are listed in Exhibit A hereto. All capitalized terms used herein shall have the meaning ascribed to such terms in Exhibit B hereto.

W I T N E S S E T H:

WHEREAS, the Company was formed on January 11, 2007 pursuant to the Act;

WHEREAS, the Members desire to participate in such a limited liability company for the purpose of the production and exploitation of a motion picture, and for any purposes and activities necessary, convenient or incidental to the conduct, promotion or attainment of such purpose, and for any other purposes permitted by the Act which are approved by the Members in accordance with this Agreement;

WHEREAS, the Members have concluded that such business may be conducted most effectively in the form of a limited liability company among them in accordance with the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE I.

ORGANIZATION

Section 1.1. Name. The name of the Company shall be “DOD LLC.” All business of the Company shall be conducted under such name.

Section 1.2. Managing Member. The Members hereby appoint Public Media Works, Inc. to act as manager of the Company within the meaning of the Act (the “Managing Member”) with the authority to manage the Company. The Managing Member shall hold office until his death, resignation or removal, as set forth in Section 6.1.

Section 1.3. Place of Principal Office; Registered Agent. The address of the principal office of the Company shall be 14759 Oxnard Street, Van Nuys, California 91411. The name and address of the registered agent for service of process on the Company in the State of California is:

Corbin Bernsen

14759 Oxnard Street

Van Nuys, CA 91411

The Managing Member may at any time on 10 days’ prior Notice to all Members change the location of the Company’s principal office or change the registered agent, if the Managing Member deems it advisable.

Section 1.4. Purpose and Limitations on Activities. The Company is organized for the purpose of the production and exploitation of a motion picture, and for any purposes and activities necessary, convenient or incidental to the conduct, promotion or attainment of such purpose (the “Business”) and for any other purposes permitted by the Act which are approved by the Members in accordance with this Agreement. Neither the Members nor the Managing Member shall have the right to change the character of the business of the Company from that set forth in this Section 1.4 or to engage in any activity other than as described herein.

Section 1.5. Term. The Company shall continue in existence from the date hereof until the Company is terminated pursuant to Article X.

Section 1.6. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the fiscal year of the Managing Member.

Section 1.7. Filings.

(a) The Articles of Organization were filed with the Secretary of State of California on January 10, 2007, and the Members hereby ratify and approve such filing. The Managing Member shall use its reasonable best efforts to cause amendments to the Articles of Organization to be executed and filed whenever required by the Act.

(b) The Managing Member shall use its reasonable best efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of California.

(c) Subject to Section 1.8, the Managing Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. Subject to Section 1.8, the Managing Member, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.8. Limitations on Company Powers. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

Section 1.9. No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member for any purposes other than U.S. federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

Section 1.10. Admission of Members. Upon execution of this Agreement, each Member shall be admitted to the Company as a Member and will contribute to the capital of the Company its Capital Contribution as set forth in Section 2.1.

ARTICLE II.

CAPITAL

Section 2.1. Capital Contributions. Simultaneously with the execution of this Agreement, the payment of any cash Capital Contribution made by each Member shall be available for deposit into a bank account of the Company and shall be counted as a Capital Contribution of such Member. The amount of Capital Contributions and Percentage Interest of each Member are provided in the Exhibit A attached hereto.

Section 2.2. Additional Capital Contributions; New Members.

(a) Except as set forth in Section 2.1 above and this Section 2.2, no Member shall be required to make any Capital Contributions. To the extent approved by the Managing Member, from time to time, additional Capital Contributions (“Additional Capital Contributions”) may be called for from the Members by the Managing Member if the Managing Member determines that such Additional Capital Contributions are necessary for the conduct of the Company’s business. In that event, the Members shall have the opportunity, but not the obligation, to participate in such Additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests. In connection with each Additional Capital Contribution, the Percentage Interests of the Members shall be adjusted so as to reflect such Additional Capital Contribution based on the Capital Accounts of the Members, as adjusted pursuant to Section 3.2(b) immediately after such Additional Capital Contribution is made; provided, however, that the Percentage Interests of the Members shall not be so adjusted if such Additional Capital Contributions have been made pro rata by all Members. If an adjustment is made pursuant to this Section 2.2(a), Exhibit A and the books and records of the Company shall be amended accordingly.

(b) Subject to ARTICLE VIII and to the approval of all of the Members, the Managing Member may issue additional Membership Interests and thereby admit a new Member or new Members, as the case may be, to the Company, only if such new Member (A) has delivered to the Managing Member its Capital Contribution, (B) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (C) has delivered such additional documentation as the Managing Member shall reasonably require to so admit such new Member to the Company. Upon the admission of any new Member to the Company pursuant to Section 2.2(b), the Percentage Interests of the Members shall be adjusted to reflect the admission of such new Member, based upon the Capital Accounts of the Members, as adjusted pursuant to Section 3.2(b) immediately after the Capital Contribution of such new Member is made. If an adjustment is made pursuant to this Section 2.2(b), Exhibit A and the books and records of the Company shall be amended accordingly. No new Member will be admitted to the Company if the Company would or may, in the sole determination of the Managing Member, have in the aggregate more than one hundred (100) members. For purposes of determining the number of members under this Section 2.2(b), a person (the “beneficial owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “flow-through entity”) shall be considered a member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Managing Member, a principal purpose of the use of the tiered arrangement is to permit the Company to satisfy the 100-member limitation.

Section 2.3. Return of Capital; Interest. No Member shall be entitled to withdraw any part of its Capital Contribution, to receive interest or other earnings on its Capital Contribution or to receive any distributions from the Company, except as expressly provided in this Agreement. No Member shall be entitled to resign or withdraw from the Company except as expressly provided in this Agreement, and no Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Membership Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

ARTICLE III.

MEMBERSHIP INTERESTS AND CAPITAL ACCOUNTS

Section 3.1. Company Interests. A Member’s “Membership Interest” shall mean the entire ownership interest of such Member in the Company, including any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder. The “Percentage Interest” of each Member used in computing certain allocations and distributions to the Members pursuant to the terms of this Agreement shall be as set forth on Exhibit A as adjusted from time to time pursuant to the provisions of Section 2.2 hereof.

Section 3.2. Capital Accounts.

(a) A separate capital account (“Capital Account”) shall be maintained for each Member in accordance with Treasury Regulations § 1.704-1(b)(2)(iv). Without limiting the foregoing, each Member’s Capital Account shall be credited with the sum of (i) the amount of cash and the fair market value of other property (net of liabilities that the Company is considered to assume or take subject to) transferred by such Member to the Company as Capital Contributions and (ii) the amount of all income (or items thereof) credited to the account of such Member pursuant to Section 4.1 and Section 4.3. Each Member’s Capital Account shall be reduced by the sum of (x) the cash and the fair market value of property distributed to it pursuant to this Agreement (net of liabilities that such Member is considered to assume or take subject to) and (y) allocations to it pursuant to ARTICLE IV of deductions or loss (or items thereof). If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if the property had instead been sold by the Company for a price equal to its fair market value and the proceeds distributed. Upon liquidation and winding-up of the Company, any unsold Company property shall be valued to determine the gain or loss which would result if such property were sold at its fair market value at the time of such liquidation. The Capital Accounts of the Members shall be adjusted to reflect how any such gain or loss would have been allocated under ARTICLE IV if such property had been sold at the assigned values. No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(b) The Capital Accounts of the Members shall be increased or decreased in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the property of the Company on the Company’s books as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

Section 3.3. Purchase or Redemption of Membership Interests. The Company may not acquire, by purchase, redemption or otherwise, Membership Interests without the prior written approval of each Member.

ARTICLE IV.

ALLOCATIONS

Section 4.1 Allocation of Net Income and Net Losses. Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the distributions that would be made to such Member pursuant to Section 5.1(a) if the Company were dissolved, its affairs wound up and assets sold for cash equal to their book value, all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 5.1(a) immediately after such allocation.

Section 4.2. Limitation on Loss Allocation. Losses allocated to a Member pursuant to Section 4.1 shall not exceed the maximum amount of losses that can be allocated without causing a Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that any Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of losses pursuant to Section 4.1, the amount of losses that would be allocated to such Member but for the application of this Section 4.2 shall be allocated to the other Members to the extent that such allocations would not cause such Members to have an Adjusted Capital Account Deficit and allocated among such Members in proportion to their Percentage Interests. Any allocation of items of loss pursuant to this Section 4.2 shall be taken into account in computing subsequent allocations pursuant to Section 4.1, and prior to any allocation of items in such Section so that the net amount of any items allocated to each Member pursuant to Section 4.1 and this Section 4.2 shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Section 4.1 and this Section 4.2 if such allocation under this Section 4.2 had not occurred.

Section 4.3. Special Allocations. Notwithstanding any of the provisions set forth above in this ARTICLE IV to the contrary, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations § 1.704-2(f)(6) and § 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this ARTICLE IV, except Section 4.3(a), if there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member which has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations § 1.704-2(i)(4) and § 1.704-2(j)(2)(ii). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE IV have been tentatively made as if this Section 4.3(c) were not in this Agreement. The foregoing provision is intended to comply with Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, then each such Member shall be specially allocated items of Company income and gain as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE IV have been tentatively made as if this Section 4.3(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year will be allocated to the Members in the same manner in which such items would have been allocated pursuant to Section 4.1.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations § 1.704-2(i).

(g) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations Section.

(h) Curative Allocations. It is the intent of the Members that, to the extent possible, the allocations set forth in the foregoing provisions of this Section 4.3 will be offset with special allocations of other items of Company income, gain, loss, and deduction pursuant to this Section 4.3(h). Therefore, notwithstanding any other provision of this ARTICLE IV (other than Section 4.3 hereof), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Managing Member determines to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the allocations set forth in the foregoing provisions of this Section 4.3 were not part of this Agreement. In exercising its discretion under this Section 4.3(h), the Managing Member shall take into account future allocations under Sections 4.3(a) and 4.3(b) that, although not yet made, are likely to offset other allocations previously made under Sections 4.3(e) and 4.3(f).

Section 4.4. Tax Incidents. It is intended that the Company will be treated as a pass-through entity for tax purposes. Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss or deduction was allocated pursuant to the preceding Sections of this ARTICLE IV.

Section 4.5. Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or any property owned by the Company at the time of any revaluation of the Company’s assets pursuant to Section 3.2(b), shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution or revaluation. Any elections or decisions relating to such allocations shall be made by the Managing Member in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses or other items or distributions pursuant to any provision of this Agreement.

ARTICLE V.

DISTRIBUTIONS

Section 5.1. Distributions. Subject to ARTICLE IX, the Company shall make distributions out of Distributable Cash when such Distributable Cash becomes available to the Member(s) in accordance with the Percentage Interests as set forth in Exhibit A.

Section 5.2. Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a disproportionate distribution of any asset in kind without such Member’s consent.

Section 5.3. Withholding Taxes.

(a) Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates (pursuant to the Code or any provision of United States federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the Company. If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution of Distributable Cash pursuant to the relevant clause of Section 5.1 with respect to such Member’s Membership Interest to the extent that such Member (or any successor to such Member’s Membership Interest) would have received a distribution but for such withholding. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions that such Member would have received for such period but for such withholding, the Managing Member shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer. Any withholdings by the Company referred to in this Section 5.3(a) shall be made at the maximum applicable statutory rate under the applicable tax law unless the Managing Member shall have received an opinion of counsel or other evidence, satisfactory to the Managing Member, to the effect that a lower rate is applicable, or that no withholding is applicable.

(b) Withholding from Distributions of Property. If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount required to be withheld.

(c) Withholding from Distributions to the Company. In the event that the Company receives a distribution from or in respect of which tax has been withheld, the Company shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Member shall be deemed to have received as a distribution of Distributable Cash pursuant to the relevant clause of Section 5.1 the portion of such amount that is attributable to such Member’s Membership Interest as equitably determined by the Managing Member.

(d) Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for United States federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person’s gross negligence, willful misconduct or bad faith) relating to such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member’s participation in the Company.

ARTICLE VI.

OPERATIONS AND MANAGEMENT

Section 6.1. Exclusive Authority to Manage.

(a) Except as provided in the Act or as expressly provided herein, the Managing Member shall have the exclusive power and authority over the conduct of the Company’s business, operations and affairs. The Managing Member is hereby authorized and empowered, on behalf and in the name of the Company (i) to carry out the purposes of the Company and (ii) to perform all acts, and to enter into and to perform all contracts and other undertakings, which the Managing Member may in its sole discretion deem necessary or advisable, or which are incidental, to carry out the purposes of the Company and which are not in contravention of this Agreement. Any action taken by the Managing Member shall constitute the act of and serve to bind the Company and each Member thereof. The Managing Member shall be the sole Person with the power to bind the Company, except to the extent that such power and authority is expressly delegated to any other Person by the Managing Member or this Agreement. No delegation of power and authority by the Managing Member shall cause the Managing Member to cease to be the Managing Member of the Company.

(b) The Managing Member may resign at any time by giving at least 3 days’ Notice to the Members and the Company. Subject to Section 6.1(d), the resignation of the Managing Member shall take effect upon the expiration of such 3-day notice period or such later time as shall be specified in such Notice and the acceptance of such resignation shall not be necessary to make it effective. The resignation shall not, by itself, affect the Managing Member’s rights as a Member and shall not constitute its withdrawal as a Member. The Managing Member may, at its sole discretion, sell all or part of its Interest at anytime to any Member or other third party of its choosing. Any such purchaser of the Managing Member’s interest may, at its election, serve as the Managing Member.

(c) Subject to Section 6.1(d), the Managing Member may be removed at any time, with or without cause, by the unanimous decision of all Members by giving written Notice to the Company and the Managing Member. The removal of the Managing Member shall not, by itself, affect its rights as a Member and shall not constitute its withdrawal as a Member.

(d) Notwithstanding anything to the contrary in this Section 6.1, the Managing Member may not be removed, nor will its resignation become effective, until a successor Managing Member has been appointed with the consent of each Member. A vacancy occurring for any reason in the position of the Managing Member may be filled by the designation of a new Managing Member by unanimous decision of all Members.

(e) Except as permitted by the Managing Member or this Agreement, no Member shall have any right or authority to take any action on behalf of the Company with respect to third parties.

(f) Notwithstanding any other provision in this Agreement to the contrary, the following actions require the prior written approval of all the Members:

(i)	the sale, lease, transfer, exchange or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions;

(ii)	any merger or consolidation involving the Company or any similar transaction (other than a merger of any subsidiary of the Company into the Company);

(iii)	subject to Section 10.10, any amendment of this Agreement or the Company’s Articles of Organization;

(iv)	subject to ARTICLE IX, any bankruptcy of the Company or similar proceeding;

(v)	any substantial change in the Company’s Business.

Section 6.2. Indemnification and Liability.

(a) The Managing Member shall not be liable to the Company or the Members (i) for mistakes of judgment or for any act or omission suffered or taken by it, or for losses due to any such mistakes, action or inaction, except to the extent that the mistake, action, or inaction was caused by the willful misconduct, bad faith or gross negligence of the Managing Member or (ii) for the willful misfeasance, negligence, bad faith or other conduct of any independent contractor of the Company selected by the Managing Member, provided that such independent contractor (including any who may be a Member) was selected, engaged or retained and continued in good faith.

(b) To the maximum extent permitted by applicable law, and except as provided in Section 6.2(a) hereof, the Managing Member shall not be liable for and the Company shall indemnify the Managing Member against, and agrees to hold the Managing Member harmless from, all liabilities and claims (including reasonable attorneys’ fees and expenses in defending against such liabilities and claims) against the Managing Member, arising from the Managing Member’s performance of its duties in conformance with the terms of this Agreement.

(c) The Managing Member may consult with legal counsel or accountants selected by them, and any action or omission suffered or taken in good faith in reliance and accordance with the written opinion or advice of any such counsel or accountants (provided such have been selected with reasonable care) shall be full protection and justification with respect to the action or omission so suffered or taken.

(d) In the event that any Member shall, notwithstanding the provisions of Section 17101 of the Act to the contrary (and solely as a result of the inapplicability, or deemed inapplicability of such provision of the Act), become liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, then the Company shall indemnify such Member and hold such Member harmless from and against any such liability of such Member (together with reasonable attorneys’ fees and expenses in defending against any claimant seeking to impose any such liability) to the extent that it related to or arose out of any action taken or any transaction effected by the Managing Member under this Agreement or any action which the Managing Member failed to take or any transaction which the Managing Member failed to effect and which the Managing Member was obligated to take or effect under this Agreement.

(e) Neither any other Member nor the Managing Member shall be personally liable for the return of all or any part of a Member’s Capital Contribution or payment of any amounts allocated to it or credited to its Capital Account, which return or payment shall be made solely from, and to the extent of, the Company’s assets pursuant to the terms of this Agreement.

Section 6.3. Transactions with Affiliates.

(a) Nothing in this Agreement shall preclude any transactions between the Company and any Member or an Affiliate of any Member acting for its own account, provided that any services performed or products provided by the Members or any such Affiliate are services and/or products that the Managing Member reasonably believes, at the time of requesting such services, to be in the best interests of the Company.

Section 6.4. Officers. The Managing Member may appoint individuals with titles as the Managing Member may elect (“Officers”), including the titles of: (i) President and Chief Executive Officer; (ii) Vice President; (iii) Secretary; and (iv) Treasurer to act on behalf of the Company with such power and authority as the Managing Member may delegate in writing to any such Officer. An Officer may be removed at any time by the Managing Member, with or without cause. Any Officer may resign at any time upon Notice to the Managing Member.

Section 6.5 Payments to Managing Member.

(a) The Managing Member shall be entitled to be reimbursed for all reasonable out-of-pocket expenses, disbursements and advancements it pays or incurs in connection with the Business of the Company.

(c) The Managing Member shall be entitled to compensation for the services provided by it hereunder, including administration fees commensurate with the appropriate budget level and according to industry standards.

ARTICLE VII.

ACCOUNTING AND RECORDS; TAX MATTERS

Section 7.1. Books and Records. The Managing Member shall cause to be maintained at the Company’s principal place of business:

(a) books of account of the Company, which shall be maintained in accordance with generally accepted accounting principles in the United States of America consistently applied; and

(b) all other records necessary, convenient, or incidental to the business of the Company as provided for herein.

For U.S. federal income tax purposes, the books of account of the Company shall be maintained on the cash receipts and disbursements method of accounting.

Section 7.2. Reports; Tax Returns. The Managing Member shall perform or cause to be performed an annual review of the books and accounts of the Company as of the end of each Fiscal Year. After the end of each Fiscal Year, the Managing Member shall cause to be prepared and distributed to each Member and to the Company, an unaudited balance sheet showing the assets and liabilities of the Company as of the close of such Fiscal Year and an unaudited statement of income and expenses showing the results of operations for such Fiscal Year (collectively, the “Financial Statements”). The Managing Member shall prepare or cause to be prepared all income and other tax returns of the Company and shall cause the same to be filed in a timely manner (including extensions). In addition, the Managing Member shall be entitled to take any other action on behalf of the Company required to cause the Company to be in compliance with any applicable governmental regulations. Not later than 90 days after the end of each Fiscal Year, the Managing Member shall deliver or cause to be delivered to each Member a copy of the Company tax returns and Schedule K-1 for the Company with respect to such Fiscal Year, together with such information with respect to the Company as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns. The Managing Member shall also furnish the Members with such periodic reports concerning the business and activities of the Company as it considers necessary to advise all Members properly with respect to their investment in the Company.

Section 7.3. Inspection of Company Records. Each Member shall have the right, at all reasonable times during usual business hours, to audit, examine and make copies of, or extracts from, the books of account and other financial records of the Company at its principal place of business. Such right may be exercised through any agent or employee of a Member designated by such Member or by an independent certified public accountant designated by such Member. Each Member shall bear all expenses incurred in any examination made for such Member’s account and shall keep all information obtained during such inspection confidential. In the exercise of their rights under this Section, the Members agree that they shall not cause any unreasonable interference with or disruption of the Company business.

Section 7.4. U.S. Federal Tax Elections. In the sole discretion of the Managing Member, the Company may make any and all elections provided for under the Code or applicable tax law of any state, local or non-United States jurisdiction, including the election provided for in Section 754 of the Code to adjust the basis of the Company’s property and the election provided for in Section 709 of the Code to amortize organization expenses. Each Member, by its execution of this Agreement as a deed, hereby grants the Managing Member an irrevocable power of attorney to make any U.S. Federal, state or local income tax election as may be required or appropriate to cause the Company to be classified as a “partnership” for U.S. Federal, state or local income tax purposes, or to maintain such classification, and no Member shall make any election to the contrary. Notwithstanding the foregoing, the Managing Member shall make an election under Section 754 of the Code to adjust the basis of the Company’s property upon receipt by the Managing Member of a written request from a Member in which the Member undertakes to indemnify and hold harmless the Managing Member and the Company against any costs associated with the making of such election.

Section 7.5. U.S. Federal Tax Matters Partner. Behind The Hedge Productions Inc. shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Member”) and shall act in a similar capacity under any applicable non-U.S., state or local tax law. In its capacity as tax matters partner, the Tax Matters Member shall have all the authority and powers afforded to a tax matters partner pursuant to Section 6231 of the Code. All reasonable expenses incurred by the Tax Matters Member while acting in the capacity of tax matters partner shall be paid or reimbursed by the Company.

ARTICLE VIII.

TRANSFERS

Section 8.1. Transfers.

(a) Except as provided in Section 8.1(b), a Member may not Transfer any part of its Membership Interest in the Company without the prior written consent of the Managing Member, which consent may be withheld in its sole discretion; provided, however, that in the event of the death of a Member, a Transfer of such Member’s Membership Interest in the Company to such Member’s heirs pursuant to the laws of succession, distribution and descent (the “Heirs”) will be permitted; provided further that the restrictions contained in this ARTICLE VIII will continue to be applicable to the Membership Interests after any such Transfer and before any such Transfer is effected and that the transferees of such Membership Interests shall agree in writing to be bound by all the provisions of this Agreement and shall execute and deliver to the Company a counterpart of this Agreement. Any purported Transfer of any Membership Interest in contravention of this ARTICLE VIII shall be null and void and of no force or effect whatsoever.

(b) Notwithstanding the foregoing, any Transfer or purported Transfer of any Membership Interest, whether to another Member or to a third party, shall be of no effect, and such transferee shall not become a Member, if, in the sole determination of the Managing Member, the Transfer would adversely affect the tax or regulatory status of the Company or its Members or if the Company would or may, in the sole determination of the Managing Member, have in the aggregate more than one hundred (100) members. For purposes of determining the number of members under this Section 8.1(b), a person (the “beneficial owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “flow-through entity”) shall be considered a member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Managing Member, a principal purpose of the use of the tiered arrangement is to permit the Company to satisfy the 100-member limitation. The Managing Member may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determination as aforesaid.

Section 8.2. Transfer Documentation. Subject to Section 8.1, the Managing Member shall admit a transferee of a Member’s Membership Interest to the Company only if such transferee (A) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (B) has delivered such additional documentation as the Managing Member shall reasonably require to so admit such transferee to the Company. Notwithstanding anything contained herein to the contrary, both the Company and the Managing Member shall be entitled to treat the transferor of a Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this ARTICLE VIII and is reasonably satisfactory to the Managing Member has been received by the Company. The effective date of any Transfer permitted under this Agreement shall be the close of business on the day of receipt thereof by the Company.

ARTICLE IX.

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

Section 9.1. Limitations. The Company may be dissolved, liquidated and terminated pursuant to and only pursuant to the provisions of this ARTICLE IX, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets.

Section 9.2. Exclusive Causes. The Company shall be dissolved, and liquidated pursuant to Section 9.3, upon the earliest to occur of (it being understood that the following events are the only events that can cause the dissolution and liquidation of the Company):

(a) The written election by Members holding a majority of the Percentage Interests so to dissolve, liquidate and terminate the Company;

(b) The entry of a decree of judicial dissolution pursuant to Section 17351 of the Act; or

(c) The date 10 years from the date of this Agreement.

Section 9.3. Liquidation. In all cases of dissolution of the Company, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) The Managing Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b) The property of the Company shall be liquidated or distributed in kind by the Managing Member as promptly as possible, but in an orderly, businesslike and commercially reasonable manner. The Managing Member may, in the exercise of its business judgment and if commercially reasonable, determine (i) to sell all or any portion of the property of the Company to a Member, provided that the purchase price is not less than the fair market value of such property, or to any other Person or (ii) not to sell all or any portion of the property of the Company, in which event such property and assets shall be distributed in kind pursuant to Section 9.3(d).

(c) Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in ARTICLE IV. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with ARTICLE IV and the amount of the distribution shall be considered to be such fair market value of the asset.

(d) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)	To the payment of the debts and liabilities of the Company and the expenses of liquidation or distribution;

(ii)	To the setting up of any reserves which the Managing Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves may, in the discretion of the Managing Member, be held by the Managing Member or paid over to a bank or trust company selected by it, in either case to be held by the Managing Member or such bank or trust company as escrow holder or liquidating trustee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above. Such reserves shall be held for such period as the Managing Member shall deem advisable, and upon the expiration of such period, any remaining balance shall be distributed as provided in clause (iii) of this subsection;

(iii)	The balance, if any, to the Members, having positive Capital Account balances (after all adjustments thereto otherwise required hereunder) proportionately to their respective positive Capital Account balances (as so adjusted); provided, that, unless otherwise agreed to by the Members, any asset to be distributed in kind shall be distributed to the Members in proportion to their positive Capital Account balances as set forth in this Section 9.3(d)(iii).

Section 9.4. Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and permitted assigns.

Section 10.2. Notices. Any and all notices, demands, consents, approvals, requests or other communications which any Member may desire or be required to give hereunder (collectively, “Notices”) shall be by personal delivery, facsimile, by overnight courier or by prepaid certified mail to the Members at their addresses referred to in Exhibit A or such other address as a Member may from time to time designate to the others. Any Member may designate another address or change its address for Notices hereunder by a Notice given pursuant to this Section. A Notice sent in compliance with the provisions of this Section shall be deemed delivered when actually received by the party to whom sent. Rejection or other refusal to accept or the inability to deliver because of a changed address or addressee of which no Notice was given as provided in this Section shall be deemed to be receipt of the Notice sent.

Section 10.3. Entire Agreement. This Agreement, together with the exhibits attached hereto, which are incorporated herein by this reference, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

Section 10.4. Section Headings. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 10.5. Counterparts. This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all of the parties hereto, their successors and their assigns, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart. Each counterpart signature page so executed may be attached to a master counterpart of this Agreement to be kept by the Managing Member at the principal office of the Company and such master counterpart as well as any and all other counterparts executed by any of the parties hereto shall constitute a single agreement.

Section 10.6. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any jurisdiction, the validity and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby, and the invalid or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the economic result intended by the Members.

Section 10.7. Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

Section 10.8. Incorporation by Reference. Every exhibit attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement otherwise expressly provides.

Section 10.9. Limitation on Liability. The Members shall not be bound by, or be personally liable for, by reason of being a Member or Managing Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of such Member’s Capital Contributions as provided under ARTICLE II.

Section 10.10. Amendment, Waiver or Modification. Except for an amendment in connection with the Transfer of any Membership Interest in accordance with the terms of this Agreement or the admission of a new Member in accordance with the terms of this Agreement, no amendment, waiver or modification to this Agreement shall be effective without the prior unanimous written consent of all of the Members.

Section 10.11. Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

Section 10.12. Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

Section 10.13. Investment Representations. The parties to this Agreement agree as follows with respect to investment representations.

(a)	The undersigned Members understand:

(i)	That the Membership Interests evidenced by this Agreement have not been registered under the Securities Act of 1933, as amended, 15 U.S.C. § 15b et seq., the California Securities Law of 1968, or any other state securities laws (the “Securities Acts”) because the Company is issuing these Membership Interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;

(ii)	That the Company has relied upon the fact that the Membership Interests are to be held by each Member for investment; and

(iii)	That exemption from registration under the Securities Acts may not be available if the Membership Interests were acquired by a Member with a view to distribution.

(b) Accordingly, each Member hereby confirms to the Company that the Member is acquiring the Membership Interests for the Member’s own account, for investment and not with a view to the resale or distribution thereof.

(c) Before acquiring a Membership Interest, each Member has investigated the Company and its business, and each Member has had made available to it all information necessary for the Member to make an informed decision to acquire the Membership Interest. Each Member considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Membership Interest.

(d) Each Member hereby certifies to the Company that such Person is an “accredited investor” as defined under Regulation D of the Securities Act of 1933, as amended.

Section 10.14. Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with each of the other Members for the benefit of all Members, that (i) it is not currently making a market in interests in the Company and will not in the future make such a market and (ii) it will not transfer its interest in the Company on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Section 7704 of the Code and Treasury Regulations and rulings and other pronouncements of the Internal Revenue Service or the Department of the Treasury thereunder. Subject to ARTICLE IX, each Member further agrees that it will not assign any interest in the Company to any assignee except in compliance with ARTICLE IX, and unless such assignee agrees to be bound by this Section 10.14 and to assign such interest only to such Persons who agree to be similarly bound.

Section 10.15. Nature of Interests. A Member’s Membership Interest shall for all purposes be personal property. No Member has any interest in specific Company property.

Section 10.16. Counsel to LLC. Legal counsel to the LLC may also be legal counsel to the Managing Member, Member or any Affiliate of the Managing Member or Member. The Managing Member may execute on behalf of the LLC and Members any consent to representation of the LLC that counsel may request pursuant to the California Rules of Professional Conduct or similar rules in any other jurisdiction (the “Rules”). Each Member acknowledges that counsel to the LLC does not represent any Member in the absence of a clear and explicit written agreement to that effect between the Member and counsel to the LLC, and that in the absence of such agreement, counsel to the LLC shall owe no duties directly to that Member. If any dispute or controversy arises between any Members and the LLC, or between any Members or the LLC, on the one hand, and the Managing Member (or Affiliate of a Managing Member) that counsel to the LLC represents, on the other hand, counsel to the LLC may represent either the LLC or such Managing Member (or the Managing Member’s Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member consents to such representation. Each Member acknowledges that counsel to the LLC has not represented the interests of any Member other than in the preparation and negotiation of this Agreement. Each Member warrants and represents that it has not revealed or disclosed to counsel to the LLC any confidential information and that it has been represented by independent counsel.

IN WITNESS WHEREOF, the Member(s) have entered into this Agreement as of the day and year first above written.

Public Media Works, Inc.

By:	/s/ Corbin Bernsen
Corbin Bernsen, Chief Executive Officer

[Signature Page to LLC Agreement]